Exhibit 99.2

[LOGO]  Constellation

NEWS RELEASE

CONTACTS
Media	Investor Relations
Mike Martin – 585-218-3669 Angie Blackwell – 585-218-3842	Patty Yahn-Urlaub – 585-218-3838 Bob Czudak – 585-218-3668

Constellation Brands Adds Board Seat; University of Rochester’s
Simon School of Business Dean Mark Zupan Fills Position

FAIRPORT, N.Y., Oct., 3, 2007 – Constellation Brands, Inc. (NYSE: STZ; ASX: CBR), a leading international producer and marketer of beverage alcohol, today announced that its board of directors yesterday authorized an increase in board positions from eight to nine, and approved Mark Zupan, 48, to fill the new board seat effective immediately (Oct. 2, 2007).  Zupan is currently Dean of the highly regarded William E. Simon Graduate School of Business Administration at the University of Rochester (New York).
“We are fortunate to be able to tap into Mark’s business and academic acumen and bring his unique perspective to our company’s board,” stated Richard Sands, Constellation Brands chairman.  “We believe Mark will be a welcome and important addition to our board, and we look forward to his counsel and contributions in support of achieving our long-term corporate goals.”
A Rochester, N.Y., native, Zupan joined the University of Rochester’s Simon School as dean on Jan. 1, 2004, after faculty and administrative appointments at the University of Southern California (USC) in Los Angeles, then with the University of Arizona at Tucson from 1997 to 2003.  He has taught at Harvard University and Dartmouth College, is the co-author of two economic textbooks and has had articles published in major scholarly journals, trade periodicals and U.S. newspapers.

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Zupan has a Bachelor’s degree in economics from Harvard University and a Ph.D. in economics from the Massachusetts Institute of Technology (MIT), both in Cambridge, Mass.
About Constellation Brands
Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand.  Based in Fairport, N.Y., the company has more than 250 brands in its portfolio, sales in approximately 150 countries and operates approximately 60 wineries, distilleries and distribution facilities.  It is the largest wine producer in the world; the largest wine company in the U.S. based upon sales dollar value, the largest wine company in the U.K., Australia and Canada; the second largest wine company in New Zealand; the largest beer importer and marketer in the U.S. through its Crown Imports joint venture with Mexico’s Grupo Modelo; and the third largest spirits company in the U.S.  Constellation Brands is an S&P 500 Index and Fortune 500® company.  Major brands in the company’s portfolio include Corona Extra, Black Velvet Canadian Whisky, the SVEDKA vodka line, Robert Mondavi wines, Ravenswood, Blackstone, Hardys, Banrock Station, Nobilo, Kim Crawford, Inniskillin, Jackson-Triggs and Arbor Mist.  To learn more about Constellation Brands and its product portfolio visit the company’s Web site at www.cbrands.com.

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